Exhibit 99.1
KIMBALL ELECTRONICS REPORTS Q3 RESULTS WITH RECORD SALES AND STRONG OPERATING MARGIN; COMPANY EXPECTS A STRONG PACE TO CARRY THROUGH THE FOURTH QUARTER

•Net sales in the third quarter of fiscal 2022 totaled $368.1 million, an all-time quarterly high and up 19% year-over-year.
•Operating income of $20.3 million or 5.5% of net sales, an 80 basis point improvement compared to the third quarter of fiscal 2021.
•Net income of $13.6 million, or $0.54 per diluted share, a 30% improvement compared to $10.5 million, or $0.41 per diluted share in Q3 last year.

JASPER, Ind., May 5, 2022 (BUSINESS WIRE) -- Kimball Electronics, Inc. (Nasdaq: KE) today announced financial results for the third quarter ended March 31, 2022.

	Three Months Ended		Nine Months Ended
	March 31,		March 31,
(Amounts in Thousands, except EPS)	2022	2021	2022	2021
Net Sales	$368,057	$310,329	$976,038	$962,682
Operating Income	$20,277	$14,638	$31,971	$48,624
Adjusted Operating Income (non-GAAP) (1)	$19,558	$14,426	$30,183	$49,432
Operating Income %	5.5%	4.7%	3.3%	5.1%
Adjusted Operating Income (non-GAAP) %	5.3%	4.6%	3.1%	5.1%
Net Income	$13,638	$10,472	$21,315	$42,345
Adjusted Net Income (non-GAAP) (1)	$13,638	$9,933	$20,265	$41,680
Diluted EPS	$0.54	$0.41	$0.84	$1.67
Adjusted Diluted EPS (non-GAAP) (1)	$0.54	$0.39	$0.80	$1.65
(1) A reconciliation of GAAP and non-GAAP financial measures is included below.

Donald D. Charron, Chairman and Chief Executive Officer, stated, “I am very pleased with the results in Q3. Sales exceeded our all-time high in a quarter by 10%, operating margin was 5.5% of net sales, which is significantly better than the first half of the fiscal year and 80 basis points higher than a year ago, and diluted EPS increased by more than 30% year-over-year. With our backlog of open orders at record levels, and manufacturing facilities running at higher utilization and expanding capacity, we are ideally positioned to maintain strength and momentum in this bifurcated year, and we expect a strong pace to carry through the fourth quarter. I continue to be extremely impressed with our team, and how we’ve managed the global supply chain issues stemming from the pandemic and component parts shortages.”
Mr. Charron continued, “The challenges in Q3, however, were compounded by the devastation in Ukraine. We have Ukrainian associates in our U.S. and European operations, and facilities located in nearby Poland and Romania. Our number one priority has been the health and safety of our associates, and supporting their families directly affected by the conflict. We are also closely monitoring the impact of China’s zero tolerance policy related to COVID-19. Several cities experienced shutdowns recently due to a rise in COVID cases. If shutdowns continue to occur in major cities across China, there may be temporary disruptions in both the supply chain and demand as our customers balance manufacturing delays. We’ve updated our guidance for net sales to reflect the uncertainty from these developments; however, we are reiterating our guidance for operating income margin for fiscal year 2022.”

Third Quarter Fiscal 2022 Overview

•Net sales increased 19% compared to the third quarter of fiscal year 2021. Foreign currency had a 2% unfavorable impact on net sales in the quarter compared to the same period a year ago.
•Cash flow used for operating activities of $28.2 million during the third quarter of fiscal 2022, driven by an increase in accounts receivable as a result of the strong sales in the quarter.
•Cash conversion days (“CCD”) for the quarter ended March 31, 2022 were 83 days, up from 66 days in the third quarter of fiscal year 2021, driven by an increase in inventory. CCD is calculated as the sum of days sales outstanding plus contract asset days plus production days supply on hand less accounts payable days.
•Investments in capital expenditures were $22.3 million during the quarter.
•Returned $4.9 million to Share Owners during the quarter in the form of common stock repurchases.
•Cash and cash equivalents of $35.6 million and borrowings outstanding on credit facilities of $137.1 million at March 31, 2022, including $95.0 million classified as long term.

Net Sales by Vertical Market for Q3 Fiscal 2022:

	Three Months Ended
	March 31,
(Amounts in Millions)	2022	*	2021	*	Percent Change
Automotive	$161.5	44%	$139.6	45%	16%
Medical	102.9	28%	85.4	28%	20%
Industrial	84.4	23%	69.2	22%	22%
Public Safety	13.8	4%	13.5	4%	2%
Other	5.5	1%	2.6	1%	115%
Total Net Sales	$368.1		$310.3		19%

*As a percent of Total Net Sales

–Automotive includes electronic power steering, body controls, automated driver assist systems, and electronic braking systems
–Medical includes sleep therapy and respiratory care, image guided therapy, in vitro diagnostics, drug delivery, AED, and patient monitoring
–Industrial includes climate controls, automation controls, optical inspection, and smart metering
–Public Safety includes thermal imaging, first responder electronics, and security

Fiscal Year 2022 Guidance

The company is updating its guidance for fiscal year 2022 with net sales estimated to be in the range of $1.345 - $1.365 billion, a 4% - 6% increase year-over-year. The company’s previous guidance for net sales was approximately $1.4 billion. The company is reiterating its guidance for operating income margin, which is expected to be in the range of 3.75% - 4.25%, and capital expenditures, which are expected to be in the range of $70 - $80 million.
Mr. Charron continued, “We are very pleased with how the company is positioned. Q3 results were excellent. While supply chain disruptions from the pandemic continue to normalize and improve, the recent wave of lockdowns in China add a level of unpredictability that did not exist a few months ago. We expect the fourth quarter to be robust with net sales in the range of $370 to $390 million, and operating margin once again above 5%. Our record level of open orders, and recent facility expansions, support our growth objectives as we look toward the $2 billion annual revenue milestone. Finally, our hearts and thoughts are with all people both inside and outside the Kimball Electronics family impacted by the tragic turn of events in Ukraine.”

Forward-Looking Statements
Certain statements contained within this release are considered forward-looking, including our fiscal year 2022 guidance, under the Private Securities Litigation Reform Act of 1995. The statements may be identified by the use of words such as “expect,” “should,” “goal,” “predict,” “will,” “future,” “optimistic,” “confident,” and “believe.” Undue reliance should not be placed on these forward-looking statements. These statements are based on current expectations of future events and thus are inherently subject to uncertainty. If underlying assumptions prove inaccurate or known or unknown risks or uncertainties materialize, actual results could vary materially from our expectations and projections. These forward-looking statements are subject to risks and uncertainties including, without limitation, global economic conditions, geopolitical environment and conflicts such as the war in Ukraine, global health emergencies including the COVID-19 pandemic, availability or cost of raw materials and components, foreign exchange rate fluctuations, and our ability to convert new business opportunities into customers and revenue. Additional cautionary statements regarding other risk factors that could have an effect on the future performance of the company are contained in its Annual Report on Form 10-K for the year ended June 30, 2021.

Non-GAAP Financial Measures
This press release contains non-GAAP financial measures. The non-GAAP financial measures contained herein include adjusted operating income, adjusted net income, adjusted diluted EPS, and ROIC. Reconciliations of the reported GAAP numbers to these non-GAAP financial measures are included in the Reconciliation of Non-GAAP Financial Measures section below. Management believes these measures are useful and allow investors to meaningfully trend, analyze, and benchmark the performance of the company’s core operations. The company’s non-GAAP financial measures are not necessarily comparable to non-GAAP information used by other companies.

About Kimball Electronics, Inc.
Kimball Electronics is a multifaceted manufacturing solutions provider of electronics and diversified contract manufacturing services to customers around the world. From our operations in the United States, China, India, Japan, Mexico, Poland, Romania, Thailand, and Vietnam, our teams are proud to provide manufacturing services for a variety of industries. Recognized for a reputation of excellence, we are committed to a high-performance culture that values personal and organizational commitment to quality, reliability, value, speed, and ethical behavior. Kimball Electronics, Inc. (Nasdaq: KE) is headquartered in Jasper, Indiana.
To learn more about Kimball Electronics, visit: www.kimballelectronics.com.

Conference Call / Webcast

Date:	May 6, 2022
Time:	10:00 AM Eastern Time
Live Webcast:	investors.kimballelectronics.com/events-and-presentations/events
Dial-In #:	844-200-6205 (other locations - 929-526-1599)
Conference ID:	250193
For those unable to participate in the live webcast, the call will be archived at investors.kimballelectronics.com.
Lasting relationships. Global success.

Financial highlights for the third quarter and year-to-date period ended March 31, 2022 are as follows:

Condensed Consolidated Statements of Income
(Unaudited)	Three Months Ended
(Amounts in Thousands, except Per Share Data)	March 31, 2022		March 31, 2021
Net Sales	$368,057	100.0%	$310,329	100.0%
Cost of Sales	334,113	90.8%	284,323	91.6%
Gross Profit	33,944	9.2%	26,006	8.4%
Selling and Administrative Expenses	13,667	3.7%	11,744	3.8%
Other General Expense (Income)	—	—%	(376)	(0.1)%
Operating Income	20,277	5.5%	14,638	4.7%
Other Income (Expense), net	(2,103)	(0.6)%	(641)	(0.2)%
Income Before Taxes on Income	18,174	4.9%	13,997	4.5%
Provision for Income Taxes	4,536	1.2%	3,525	1.1%
Net Income	$13,638	3.7%	$10,472	3.4%

Earnings Per Share of Common Stock:
Basic	$0.54		$0.42
Diluted	$0.54		$0.41

Average Number of Shares Outstanding:
Basic	25,175		25,049
Diluted	25,272		25,217

(Unaudited)	Nine Months Ended
(Amounts in Thousands, except Per Share Data)	March 31, 2022		March 31, 2021
Net Sales	$976,038	100.0%	$962,682	100.0%
Cost of Sales	905,657	92.8%	876,428	91.0%
Gross Profit	70,381	7.2%	86,254	9.0%
Selling and Administrative Expenses	39,794	4.0%	38,347	4.0%
Other General Expense (Income)	(1,384)	(0.1)%	(717)	(0.1)%
Operating Income	31,971	3.3%	48,624	5.1%
Other Income (Expense), net	(3,561)	(0.4)%	3,905	0.4%
Income Before Taxes on Income	28,410	2.9%	52,529	5.5%
Provision for Income Taxes	7,095	0.7%	10,184	1.1%
Net Income	$21,315	2.2%	$42,345	4.4%

Earnings Per Share of Common Stock:
Basic	$0.84		$1.68
Diluted	$0.84		$1.67

Average Number of Shares Outstanding:
Basic	25,192		25,101
Diluted	25,291		25,288

Condensed Consolidated Statements of Cash Flows	Nine Months Ended
(Unaudited)	March 31,
(Amounts in Thousands)	2022	2021
Net Cash Flow (used for) provided by Operating Activities	$(84,665)	$103,755
Net Cash Flow used for Investing Activities	(50,023)	(22,972)
Net Cash Flow provided by (used for) Financing Activities	64,856	(58,729)
Effect of Exchange Rate Change on Cash and Cash Equivalents	(1,007)	2,607
Net (Decrease) Increase in Cash and Cash Equivalents	(70,839)	24,661
Cash and Cash Equivalents at Beginning of Period	106,442	64,990
Cash and Cash Equivalents at End of Period	$35,603	$89,651

	(Unaudited)
Condensed Consolidated Balance Sheets	March 31, 2022	June 30, 2021
(Amounts in Thousands)
ASSETS
Cash and cash equivalents	$35,603	$106,442
Receivables, net	224,216	203,382
Contract assets	63,761	45,863
Inventories	338,375	200,386
Prepaid expenses and other current assets	31,302	27,320
Property and Equipment, net	191,370	163,251
Goodwill	12,011	12,011
Other Intangible Assets, net	15,117	17,008
Other Assets	41,665	38,398
Total Assets	$953,420	$814,061

LIABILITIES AND SHARE OWNERS’ EQUITY
Current portion of borrowings under credit facilities	$42,096	$26,214
Accounts payable	275,799	216,544
Accrued expenses	58,733	58,016
Long-term debt under credit facilities, less current portion	95,000	40,000
Long-term income taxes payable	7,812	8,854
Other	20,246	22,461
Share Owners’ Equity	453,734	441,972
Total Liabilities and Share Owners’ Equity	$953,420	$814,061

Reconciliation of Non-GAAP Financial Measures
(Unaudited)
(Amounts in Thousands, except Per Share Data)

	Three Months Ended		Nine Months Ended
	March 31,		March 31,
	2022	2021	2022	2021
Operating Income, as reported	$20,277	$14,638	$31,971	$48,624
SERP	(719)	164	(404)	1,525
Legal Recovery	—	(376)	(1,384)	(717)
Adjusted Operating Income	$19,558	$14,426	$30,183	$49,432

Net Income, as reported	$13,638	$10,472	$21,315	$42,345
Adjustments After Measurement Period on GES Acquisition	—	(254)	—	(121)
Legal Recovery, After-Tax	—	(285)	(1,050)	(544)
Adjusted Net Income	$13,638	$9,933	$20,265	$41,680

Diluted Earnings per Share, as reported	$0.54	$0.41	$0.84	$1.67
Adjustments After Measurement Period on GES Acquisition	—	(0.01)	—	—
Legal Recovery	—	(0.01)	(0.04)	(0.02)
Adjusted Diluted Earnings per Share	$0.54	$0.39	$0.80	$1.65

			Twelve Months Ended
			March 31,
			2022	2021
Operating Income			$49,050	$50,233
Goodwill Impairment			—	7,925
SERP			144	2,807
Legal Recovery			(1,039)	(717)
Adjusted Operating Income (non-GAAP)			$48,155	$60,248
Tax Effect			10,774	11,786
After-tax Adjusted Operating Income			$37,381	$48,462
Average Invested Capital (1)			$453,479	$423,545
ROIC			8.2%	11.4%
(1) Average invested capital is computed using Share Owners’ equity plus current and non-current debt less cash and cash equivalents averaged for the last five quarters.